Exhibit 99.2

July 2, 2026

To:	LONDIAN WASON NEW ENERGY TECH INC.
T1-7A, 1 Shenzhen Bay Plaza
No. 2233 South Keyuan Road, Nanshan District
Shenzhen 518054
People’s Republic of China

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for purposes of this opinion and for jurisdictional reference only, does not include the Hong Kong Special Administrative Region of China, the Macau Special Administrative Region of China and the Taiwan Region of China) and as such are qualified to issue this opinion (the “Opinion”) with respect to the laws of the PRC. We are acting as PRC legal counsel for LONDIAN WASON NEW ENERGY TECH INC., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of American Depositary Shares (the “ADSs”), each ADS representing a certain number of ordinary shares of the Company, par value $0.00001 per share, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering; and (ii) the listing of the Company’s ADSs on the New York Stock Exchange (the “NYSE”).

In rendering this Opinion, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and/or the PRC Entities1 and all such instruments, agreements, certificates of the Company and/or the PRC Entities, certificates issued and representations made by Governmental Agencies and such other documents as we have deemed appropriate as a basis for the opinions expressed below (the “Documents”).

In rendering this Opinion, we have assumed without independent investigation or inquiry (the “Assumptions”):

1.	the authenticity, completeness and factual accuracy of all Documents submitted to us as originals and the conformity to the originals of all Documents submitted to us as copies;

2.	all signatures, chops and seals on the Documents are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

3.	the Documents presented to us remains in full force and effect up to the date of this Opinion and have not been varied, amended, cancelled, revoked, terminated or other changes have been made;

4.

the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information and/or disclosure provided to us by the Company and/or the PRC Entities (in verbal or written);

5.

each of the parties to the Documents, other than the PRC Entities, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the law of its jurisdiction of organization and/or incorporation, (ii)if an individual, has full capacity for civil conduct; each of them has the requisite power and authority to enter into, execute, deliver, and/or issue those Documents to which they are parties, and has the requisite power and authority to perform its, her or his obligations thereunder;

6.

all Documents comply with all internal procedures and formalities of each relevant party and constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the PRC Laws) by which they are expressed to be governed;

7.

all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof;

8.

all Governmental Authorizations and other official statements, documentation are obtained by the Company or any PRC Entities from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

9.	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

10.

Where important facts were not independently established to us, we have relied upon certificates issued by Governmental Agencies (as the case may be) and representatives of the Company, PRC Entities and/or other relevant entities and/or upon representations made by such persons with proper authority in each case.

A.	Definitions

The following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“CSRC”	means the China Securities Regulatory Commission.

“Governmental Agency”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorizations”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”	means the Rules on Merger and Acquisition of Domestic Enterprises by Foreign Investors, which was promulgated jointly by six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, on August 8, 2006 and became effective on September 8, 2006 and were later amended on June 22, 2009.

“Material Adverse Effect”	means any event, circumstances, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, results of operations, assets or prospects of the Company and its PRC Entities taken as a whole.

“PRC Entities”	means collectively, all entities listed in “List of PRC Entities” of Schedule I hereof.

“PRC Laws”	means all applicable laws, regulations, statutes, orders, guidelines, notices, judicial interpretations and other legislation of the PRC that are in effect as at the date hereof.

B. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.

Based on our understanding of the current PRC Laws, the ownership structures of the PRC Entities both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws.

2.

The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the current M&A Rules, it will not be required under the M&A Rules to submit an application to the CSRC for its approval of the Offering and the listing and trading of the ADSs on the NYSE. However, the interpretation and implementation of the M&A rules may be updated or revised, and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the Cayman Islands. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment if it is decided as having violated the basic principles of PRC laws or national sovereignty, security or public interest. Therefore, recognition and enforcement in China of judgments of a court in any of these jurisdictions may involves uncertainty or impossible.

4.

The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation” to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

5.

To our best knowledge after due and reasonable inquiries, the statements set forth in the Registration Statement under the captions “Permissions Required from the PRC Authorities for Our Operations and This Offering”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulations” and “Taxation”(other than any factual data or description contained therein), to the extent such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and do not omit to state any material fact necessary to make the statements; and in light of the circumstances under which they were made, are not misleading in any material respect.

This Opinion is subject to the following qualifications (“Qualifications”):

1.

This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than PRC, and we have assumed that no such other laws would affect our opinion expressed above.

2.

This Opinion is confined to, and given on the basis of PRC Laws in effect on the date indicated above. There is no guarantee that any PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

3.

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar PRC Laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

4.

This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

5.	This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Prospectus Summary”, “Risk Factors”, “Enforcement of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood
King & Wood

SCHEDULE I

List of PRC Entities

1.	Londian Wason (Shenzhen) Holding Group Co., Ltd. (“龙电华鑫（深圳）控股集团有限公司” in Chinese)

2.	Shenzhen Londian Wason Technology Co., Ltd. (“深圳龙电华鑫科技有限公司” in Chinese)

3.	Londian Wason Technology (Nanjing) Co., Ltd. (“龙电华鑫科技（南京）有限责任公司” in Chinese)

4.	Shenzhen Londian Wason New Material Co., Ltd. (“深圳龙电华鑫新材料有限公司” in Chinese)

5.	Nanjing Longxin Electronic Technology Co., Ltd. (“南京龙鑫电子科技有限公司” in Chinese)

6.	Lingbao Hongyu Electronics Co., Ltd. (“灵宝鸿宇电子有限责任公司” in Chinese)

7.	Lingbao Wason Copper-Foil Co., Ltd. (“灵宝华鑫铜箔有限责任公司” in Chinese)

8.	Shaanxi Hanhe New Material Technology Co., Ltd. (“陕西汉和新材料科技有限公司” in Chinese)

9.	Shandong Hesheng Copper Co., Ltd. (“山东合盛铜业有限公司” in Chinese)

10.	Nanjing Londian Wason New Energy Materials Industrial Technology Research Institute Co., Ltd. (“南京龙电华鑫新能源材料产业技术研究院有限公司” in Chinese)

11.	Henan High-Precision Copper-Foil Industrial Technology Research Institute Co., Ltd. (“河南高精铜箔产业技术研究院有限公司” in Chinese)

12.	Lingbao Baoxin Electronic Science and Technology Co., Ltd. (“灵宝宝鑫电子科技有限公司” in Chinese)

13.	Nanning Londian Ningxin New Materials Science and Technology Co., Ltd. (“南宁市龙电宁鑫新材料科技有限公司” in Chinese)